Exhibit 99.1

Contact:	Mike Schuh	(425) 951-1428
	Anne Bugge	(425) 951-1378

SONOSITE REVENUE GROWS 24% WORLDWIDE
IN THIRD QUARTER

Conference Call Today at 1:30 pm Pacific/ 4:30 pm Eastern

BOTHELL, WA -- October 29, 2007 -- SonoSite, Inc. (Nasdaq:SONO), the world leader in hand-carried ultrasound, today reported financial results for the third quarter and nine months ended September 30, 2007.

Worldwide revenue in the third quarter of 2007 grew 24% to $50.0 million compared with $40.3 million in the third quarter of 2006.  For the nine months of 2007, worldwide revenue grew 20% to $140.2 million compared with $116.7 million for the nine months of 2006.  Changes in foreign currency rates increased the revenue growth rate by approximately 2 percentage points for both the quarter and the nine months.

For the third quarter of 2007, SonoSite reported net income of $1.5 million or $0.09 per share, compared with net income of $475,000 or $0.03 per share in the third quarter of 2006.  For the nine months of 2007, SonoSite reported net income of $2.6 million or $0.15 per share, compared with net income of $1.4 million or $0.08 per share in the nine months of 2006.

"US revenue grew 21% and international revenue was up 28% in the quarter demonstrating continued progress," said Kevin M. Goodwin, SonoSite President and CEO.  "Improved performance and execution was broad based across our major markets and reflected increasing market share and growing momentum in our business."

"During October we began to show the results of our increased R&D investment with the introduction of five new products that bring revolutionary performance and design to physicians at the point-of-care," Mr. Goodwin continued.  "The M-Turbo (TM) system is the most powerful and versatile hand-carried ultrasound product on the market.  Our new S Series (TM) visualization tools represent a totally new approach to ultrasound design with a product line that delivers the image quality equal to the powerful M-Turbo system, yet customized to the specific needs of emergency medicine physicians, anesthesiologists, intensivists and interventional radiologists. Physicians have applauded the M-Turbo and S Series products for their breakthrough image quality and enhanced capabilities while not compromising on important attributes such as durability, reliability and speed-of-use. We plan to begin shipping these new products in the fourth quarter and expect that they will have a significant impact on our growth as we move into 2008 and beyond."

In the third quarter, gross margin was 69.4% compared with 71.0% in the third quarter of 2006, and 69.5 % in the nine months of 2007 compared to 71.3 % in the same period of 2006. The rate decrease reflected a decline in international gross margins due to lower margin sales to distributors. Overall, US revenue accounted for 57% of total revenue in the quarter and 51% for the nine months as compared with 58% and 53% respectively in the prior year.

Operating expenses grew 20% in total to $35.1 million in the quarter and 17% to $98.5 million in the nine months as compared with the same periods in 2006 and primarily reflected increased product development invested and higher legal expenses. Compared to the prior year, R&D investment increased 30% for the quarter and 40% for the nine months reflecting investment in new product development. General and administrative expenses increased 58% for the quarter over the prior year's third quarter and 25% for the nine months due to increased legal costs for patent litigation. Sales and marketing expenses grew 10% for the quarter and 10% for the nine months compared to the prior year.

Despite the higher legal expenses, sales, general and administrative (SG&A) expenses decreased as a percentage of revenue to 56% for the third quarter compared with 59% in the year ago quarter and to 56% of revenue from 60% for the nine month comparable period of 2006.  Changes in the foreign currency rates increased the expense growth rate by approximately 2 percentage points for both the quarter and the nine months.

Other income in the third quarter was $2.5 million compared with $1.1 million in the third quarter of 2006 primarily due to foreign currency exchange gains resulting from a weaker dollar.

As of September 30, 2007, cash and investments totaled $309 million.  Days sales outstanding increased by four days from the second quarter due to increased international sales.  Inventories increased by $3.0 million sequentially as production increased to meet second half demand and to support our recently launched new product platforms.

Company Updates Outlook for Remainder of 2007 and Previews 2008

The company updated its revenue guidance for 2007 and expects revenue growth of approximately 18% over the prior year. With a historically higher mix of US revenue and the expiration of the royalty to SonoSite's former parent, gross margin is expected to increase in the fourth quarter and to approximate 70% for the year. The company expects total operating expenses to approximate 67 - 68% of revenue for the year and includes expected higher patent litigation costs. Other income is expected to be approximately $6.0 million reflecting the increase due to foreign exchange gains resulting from the weaker dollar. The company still expects its tax rate to be approximately 36% for the year and diluted shares outstanding of approximately 17.2 million.

For 2008, SonoSite is targeting revenue growth of at least 15%, gross margin of 70% and operating margins of approximately 7- 8 % which includes expected legal expenses for two patent litigation lawsuits scheduled to go to trial in the second half of 2008.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning October 29, 2007, at 4:30 pm (PT) until November 12, 2007, at 10:00 pm (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 4826129 is required to access the replay.  The call will also be archived on SonoSite's website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 90 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 550 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution  partners and other sales channels such as the physician office sales force to market and sell our products, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007 on the market price of our common stock, and as well as other factors contained in the Item 1A. "Risk Factors" section of our most recent Annual Report on Form 10-K, as updated by our most recent quarterly reports filed on Form 10-Q  filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$50,041	$40,346	$140,233	$116,730
Cost of revenue	15,292	11,707	42,818	33,533

Gross margin	34,749	28,639	97,415	83,197
Gross margin percentage	69.4%	71.0%	69.5%	71.3%

Operating expenses:
Research and development	6,984	5,360	19,638	14,057
Sales and marketing	22,009	20,011	64,854	58,885
General and administrative	6,096	3,859	14,041	11,269

Total operating expenses	35,089	29,230	98,533	84,211

Other income, net	2,469	1,125	5,043	2,917

Income before income taxes	2,129	534	3,925	1,903

Income tax provision	642	59	1,294	497

Net income	$1,487	$475	$2,631	$1,406

Net income per share:
Basic	$0.09	$0.03	$0.16	$0.09

Diluted	$0.09	$0.03	$0.15	$0.08

Weighted average common and potential
common shares outstanding:
Basic	16,657	16,366	16,586	16,229

Diluted	17,188	16,903	17,101	16,857

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	September 30, 2007	December 31, 2006

Cash and cash equivalents	$174,483	$45,673
Short-term investment securities	134,397	38,428
Accounts receivable, net	48,420	52,838
Inventories	28,452	23,020
Deferred income taxes, current	6,832	7,684
Prepaid expenses and other current assets	6,744	4,821

Total current assets	399,328	172,464

Property and equipment, net	10,633	10,752
Investment securities	--	3,014
Deferred income taxes	21,439	19,729
Intangible assets, net	17,282	3,864
Other assets	9,488	1,687

Total assets	$458,170	$211,510

Accounts payable	$8,260	$6,450
Accrued expenses	19,918	15,459
Deferred revenue, current portion	3,371	3,253
Deferred tax liability, current portion	115	--

Total current liabilities	31,664	25,162

Long-term debt	225,000	--
Deferred tax liability	4,976	--
Other liabilities, net of current portion	11,244	5,317

Total liabilities	272,884	30,479

Shareholders' equity:
Common stock and additional paid-in capital	233,255	231,551
Accumulated deficit	(49,146)	(51,777)
Accumulated other comprehensive income	1,177	1,257

Total shareholders' equity	185,286	181,031

Total liabilities and shareholders' equity	$458,170	$211,510